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                                                                     EXHIBIT 12


@ ENTERTAINMENT, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(IN THOUSANDS OF DOLLARS)


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                                                               THREE MONTHS                  YEAR ENDED DECEMBER 31,
                                                                  ENDED      ----------------------------------------------------
                                                              MARCH 31, 1999     1998        1997      1996      1995     1994
                                                             --------------------------------------------------------------------
Loss before income taxes                                         (34,607)      (125,855)   (55,799)   (3,631)    (689)   (1,580)

Fixed charges:
   Interest expense on all indebtedness
      including amortization of deferred financing costs          11,845         21,957     13,902     4,597    4,373     2,327
   Other                                                               0              0          0         0      380       170
                                                             --------------------------------------------------------------------
                                                                  11,845         21,957     13,902     4,597    4,753     2,497

Net earnings available for combined fixed charges
   and preferred stock dividends                                 (22,762)      (103,898)   (41,897)      966    4,064       917

Combined fixed charges and preferred stock dividends:
   Interest expense on all indebtedness
      including amortization of deferred financing costs          11,845         21,957     13,902     4,597    4,373     2,327
   Preferred stock dividends                                           0              0          0     1,738        0     1,811
   Other                                                               0              0          0         0      380       170
                                                             --------------------------------------------------------------------

Total combined fixed charges and preferred
   stock dividends                                                11,845         21,957     13,902     6,335    4,753     4,308

Ratio of earnings to combined fixed charges and
   preferred stock dividends                                         N/A            N/A        N/A      0.15     0.86      0.21

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